Exhibit 5.1
March 28, 2011
The Goodyear Tire & Rubber Company
1144 East Market Street
Akron, Ohio 44316-0001
Ladies and Gentlemen:
          I am the Senior Vice President, General Counsel and Secretary of The Goodyear Tire & Rubber Company, an Ohio corporation (the “Company”), and am rendering this opinion in connection with the registration by the Company under the Securities Act of 1933, as amended (the “Act”), of: (i) shares of one or more series of the preferred stock of the Company, without par value (the “Preferred Stock”), and (ii) shares of the common stock of the Company, without par value (the “Common Stock”), pursuant to the registration statement on Form S-3, filed with the Securities and Exchange Commission (the “Commission”) on the date hereof (the “Registration Statement”). As described in the Registration Statement, the Preferred Stock and Common Stock may be issued from time to time in one or more offerings.
          I, or members of my staff, have reviewed such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. I have assumed that all signatures are genuine, that all documents submitted to me as originals are authentic and that all copies of documents submitted to me conform to the originals.
          I have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by me to be responsible.
          Based upon the foregoing, I am of the opinion that:
               (1) With respect to the shares of any series of Preferred Stock, when (i) the Registration Statement and any required post-effective amendments thereto have all become effective under the Act and all prospectus supplements required by applicable law have been delivered and filed as required by such applicable laws, (ii) the authorized series, number of shares, voting power, designations, preferences, limitations, restrictions, relative rights and terms and conditions of the Preferred Stock are set forth in a Certificate of Amendment to the Articles of Incorporation of the Company (the “Certificate of Amendment”), approved by the Board of Directors of the Company, including any appropriate committee thereof, which Certificate of Amendment is appropriately filed with the Secretary of State of the State of Ohio and has become effective prior to the issuance of the Preferred Stock, (iii) all necessary corporate action on the part of the Company has been taken to authorize the issuance and sale of the Preferred Stock and fix or otherwise determine the consideration to be received for the Preferred Stock, (iv) the terms of the Preferred Stock and the issuance and sale thereof have been duly established in conformity with the Articles of Incorporation of the Company, including the Certificate of Amendment, the Code of Regulations of the Company and applicable law, in a manner that does not violate any law, government or court-imposed order or restriction or agreement or instrument then binding on the Company, (v) the Preferred Stock with terms so fixed has been issued and sold by the Company against payment therefor in accordance with such corporate action and as contemplated in the Registration Statement, and (vi) certificates in the form required under the laws of the State of Ohio representing the shares of Preferred Stock are duly executed, countersigned, registered and delivered upon payment of the agreed upon consideration therefor, and assuming compliance with all applicable Federal and state securities laws, the Preferred Stock will be legally issued, fully paid and non-assessable.
               (2) With respect to the Common Stock, when (i) the Registration Statement and any required post-effective amendments thereto have all become effective under the Act and all prospectus supplements required by applicable law have been delivered and filed as required by such applicable laws, (ii) all necessary corporate action on the part of the Company has been taken to authorize the issuance and sale of the Common Stock and fix or otherwise determine the consideration to be received for the Common Stock, (iii) the terms of the issuance and sale of the Common Stock have been duly established in conformity with the Articles of Incorporation of the Company, the Code of Regulations of the Company and applicable law, in a manner that does not violate any law, government or court-imposed order or restriction or agreement or instrument then binding on the Company, (iv) the Common Stock with terms so fixed has been issued and sold by the Company against payment therefor in accordance with such corporate action and as contemplated in the Registration Statement, and (v) certificates in the form required under the laws of the State of Ohio representing the shares of Common Stock are duly executed, countersigned, registered and delivered upon payment of the agreed upon consideration therefor, and assuming compliance with all applicable Federal and state securities laws, the Common Stock will be legally issued, fully paid and non-assessable.
          I am a member of the bar of the State of Ohio. I do not express any opinion herein on any laws other than the law of the State of Ohio.
          I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. I also hereby consent to the reference to my name under the heading “Legal Matters” in the prospectus constituting part of the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,
/s/ David L. Bialosky
David L. Bialosky
Senior Vice President, General Counsel and Secretary